EXHIBIT 5.1

                  [LETTERHEAD OF STROOCK & STROOCK & LAVAN LLP]


February 27, 1998


The Children's Place Retail Stores, Inc.
One Dodge Drive
West Caldwell, New Jersey  07006


Re:   The Children's Place Retail Stores, Inc.
      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:


We have acted as counsel to you (the "Company") in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 3,103,240 shares (the "Original Shares") of the Company's Common Stock, par value $.10 per share (the "Common Stock"), which may be issued pursuant to The 1996 Stock Option Plan of The Children's Place Retail Stores, Inc., The 1997 Stock Option Plan of The Children's Place Retail Stores, Inc. and The Children's Place Retail Stores, Inc. Employee Stock Purchase Plan (the "Plans") and such additional shares (the "Additional Shares") as may be issued pursuant to the antidilution provisions of the Plans. The Original Shares and the Additional Shares are hereinafter referred to together as the "Shares."

We have examined copies of the Amended and Restated Certificate of Incorporation and the By-laws of the Company, each as amended to date, the Registration Statement (including the exhibits thereto), the Plans, the minutes of various meetings of the Board of Directors of the Company, and the originals, copies or certified copies of all such records of the Company, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued against receipt of consideration therefor, under the circumstances contemplated in the Registration Statement and the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP

By: /s/ Stroock & Stroock & Lavan LLP